Exhibit 99.1

TranSwitch Corporation Announces a Workforce Reduction

SHELTON, CT – March 5, 2007 – TranSwitch Corporation (NASDAQ: TXCC), a leading provider of carrier-class semiconductor solutions for the converging voice, data and video network, today announced a workforce reduction which is being implemented in two phases. The majority of the approximately 20 employees affected will leave the Company by the end of first quarter, 2007 and a small group will stay until the end of second quarter, 2007. This workforce reduction primarily affects U.S. Research and Development personnel based in Shelton, CT and Bedford, MA.

“TranSwitch’s objective is to break even during its third quarter of 2007, and the expense reduction step taken today is essential for the Company to meet this objective,” stated Dr. Santanu Das, President and Chief Executive Officer. “We believe the Telecom industry is in recovery mode, and the industry has made good strides in the last two years as evidenced by the return-to-profitability of a few equipment vendors. However, ongoing industry consolidation among both carriers and equipment vendors complicates the near-term demand outlook for the sector. We believe that the overall wireline communications environment will remain challenging through the first half of 2007 as these consolidations are completed,” continued Dr. Das.

“We have a large footprint of active design wins in the key platforms of major industry players. As these platforms ramp into production, our new product revenue should outpace the natural decline in older product revenue resulting in good revenue growth in the second half of this year. Our ability to maintain gross margins in the low seventy-percent range and the expense reduction steps we have taken today, coupled with our commitment to continue to manage our expenses, should provide the Company with the opportunity to achieve its financial targets in the second half of 2007,” concluded Dr. Das.

Overall, roughly 16% of TranSwitch’s U.S. workforce is impacted by today’s actions. The Company expects the operating expense savings to be roughly $2 million per year, and that these savings will begin to be recognized by the Company’s 2007 third quarter. The Company expects the restructuring costs associated with the workforce reduction to total approximately $1 million in cash, which reflects the costs of employment terminations.

About TranSwitch

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment.

As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

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Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Ted Chung, Interim CFO

TranSwitch Corporation

3 Enterprise Drive

Shelton, CT 06484

203.929.8810 X2004

E-mail: tchung@transwitch.com